Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 1st Source Corporation 1982 Executive Incentive Plan of our reports dated February 17, 2011, with respect to the consolidated financial statements of 1st Source Corporation (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 25, 2011